DSW Inc. Reports Third Quarter 2016 Financial Results

•	Third quarter sales increase 4.7% to $697 million; comparable sales decrease 2.0%

•	Third quarter Reported EPS increases 7% to $0.47 per share, including acquisition and restructuring related costs of $0.03 per share

•	Third quarter Adjusted EPS increases 16% to $0.51 per share

•	Company increases its full year outlook for Adjusted EPS to $1.35 to $1.45 per share

•	Repurchases 2.0 million shares for $42.7 million

•	Board of Directors approves a quarterly dividend of $0.20 per share

COLUMBUS, Ohio, November 22, 2016 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced financial results for the thirteen-week period ended October 29, 2016, compared to the thirteen-week period ended October 31, 2015.

Roger Rawlins, Chief Executive Officer of DSW Inc. stated, "This quarter reflects the first step in our return to year over year earnings growth. After four consecutive declines, we reported a 16% increase in Adjusted Earnings Per Share this quarter. Tighter inventory management drove improvements in gross margin which, combined with effective expense management, resulted in an increase in net income. We've reduced clearance markdowns and we are positioned to generate more profitable sales in the holiday season."

Mr. Rawlins added, "Looking ahead, we remain steadfast in delivering consistent execution as we drive shareholder returns and capture market share in the long term."

Third Quarter Operating Results

•	Sales increased 4.7% to $697 million, including $21.3 million from Ebuys.

•	Comparable sales decreased by 2.0% compared to last year's decrease of 3.9%.

•	Reported gross profit increased by 50 bps.

•
Adjusted gross profit increased by 60 bps driven by lower clearance markdowns and last year's inventory valuation reserve offset by higher shipping costs and the lower gross profit rate from Ebuys, which we acquired in 2016.

•	Reported operating expense rate increased by 80 bps.

•
Adjusted operating expense rate increased by 40 bps, due to the accrual for incentive compensation reversed last year and the favorable timing of marketing expenses. Excluding the impact of incentive compensation, Adjusted operating expense rate improved by 110 bps.

•	Reported tax rate increased by 30 bps to last year.

•
Reported net income was $39.0 million, or $0.47 per diluted share, including pre-tax charges of $3.1 million, or $0.02 per share, from the acquisition of Ebuys and restructuring costs of $1.3 million, or $0.01 per share.

•	Adjusted net income was $41.7 million, or $0.51 per diluted share, a 16% increase over last year.

Nine Months Ended October 29, 2016 Results

•	Sales increased 4.5% to $2.0 billion, including $56.0 million from Ebuys.

•	Comparable sales decreased by 1.6% compared to last year's increase of 0.9%.

•
Reported net income was $94.0 million, or $1.14 per diluted share, including pre-tax charges of $11.5 million, or $0.09 per share, from the Ebuys acquisition, and $4.1 million, or $0.03 per share, from restructuring costs.

•	Adjusted net income was $103.6 million, or $1.26 per diluted share, excluding costs related to the Ebuys acquisition and the Company's restructuring costs.

Third Quarter Balance Sheet Highlights

•
Cash, short-term and long-term investments totaled $216 million compared to $397 million in the third quarter last year. The lower cash balance reflects the Company's share repurchase activity totaling $159 million in the last four quarters, the funding of its acquisition of Ebuys totaling $59.5 million and capital spending totaling $94.7 million in the last twelve month period.

•	The company repurchased 2.0 million shares for $42.7 million during the third quarter.

•
Inventories were $563 million compared to $521 million last year, including Ebuys inventory of $35 million. On a cost per square foot basis, DSW inventories declined 3.5% reflecting lower clearance levels and opportunistic buys.

Regular Dividend
DSW Inc.'s Board of Directors declared a quarterly cash dividend payment of $0.20 per share. The dividend will be paid on December 30, 2016 to shareholders of record at the close of business on December 16, 2016.

Fiscal 2016 Annual Outlook
The Company increased its full year earnings guidance of $1.35 to $1.45 per share. Guidance excludes the impact of purchase price accounting, transaction costs and the fair market value accounting related to the acquisition of Ebuys and restructuring charges.

Webcast and Conference Call
To participate in the Company's live earnings conference call, log on to http://www.dswinc.com/ today at 8:30 a.m. Eastern Time, or call 1-888-317-6003 in the U.S. or 1-412-317-6061 outside the U.S. using passcode 9422868 approximately ten minutes prior to the start of the call. A telephone replay of this call will be available until 5:00 p.m. Eastern Time on December 6, 2016 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. and using passcode 10096038. An audio replay of the conference call will also be available at http://www.dswinc.com.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of November 22, 2016, DSW operates 500 stores in 43 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW Inc. also supplies footwear to 396 leased locations in the United States and two e-commerce sites under the Affiliated Business Group. DSW Inc. also owns Ebuys, a leading off price footwear and accessories retailer operating in digital marketplaces in North America, Europe, Australia and Asia. For store locations and additional information about DSW Inc., visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and Facebook at http://www.facebook.com/DSW.

DSW INC.
Q3 2016 SEGMENT RESULTS

Net sales by segment

	Thirteen weeks ended			Thirty-nine weeks ended
	October 29, 2016	October 31, 2015	% change	October 29, 2016	October 31, 2015	% change

	(in thousands)

DSW segment	$639,136	$628,778	1.6%	$1,866,096	$1,833,572	1.8%
ABG segment	36,154	36,742	(1.6)%	114,738	114,640	0.1%
Other	21,326	—	—%	55,993	—	—%
DSW Inc.	$696,616	$665,520	4.7%	$2,036,827	$1,948,212	4.5%

Comparable sales change by reportable segment

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
DSW segment	(1.8)%	(3.9)%	(1.5)%	0.8%
ABG segment	(4.6)%	(3.0)%	(3.1)%	1.0%
DSW Inc.	(2.0)%	(3.9)%	(1.6)%	0.9%

Reported gross profit by segment
	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
DSW segment	31.9%	30.4%	30.7%	31.6%
ABG segment	21.7%	21.9%	22.6%	20.6%
Other	(0.2)%	—%	6.8%	—%
DSW Inc.	30.4%	29.9%	29.6%	31.0%

Stores and square footage data
	As of
	October 29, 2016	October 31, 2015
DSW stores open, end of period	498	465
DSW stores total square footage (in thousands)	10,273	9,785

Reported gross profit by segment
	Thirteen weeks ended				Thirty-nine weeks ended
	October 29, 2016		October 31, 2015		October 29, 2016		October 31, 2015
DSW segment gross profit		31.9%		30.4%		30.7%		31.6%
DSW segment merchandise margin	45.0%		43.3%		44.0%		44.5%
Store occupancy expense	10.8%		10.7%		11.1%		10.8%
Distribution and fulfillment expense	2.3%		2.2%		2.2%		2.1%

ABG segment gross profit		21.7%		21.9%		22.6%		20.6%
ABG segment merchandise margin	43.5%		43.3%		44.1%		43.3%
Store occupancy expense	20.7%		20.3%		20.4%		21.6%
Distribution and fulfillment expense	1.1%		1.1%		1.1%		1.1%

Other gross profit(1)		(0.2)%		—%		6.8%		—%
Other merchandise margin	27.7%		—%		31.6%		—%
Marketplace fees	12.4%		—%		11.8%		—%
Distribution and fulfillment expense	15.5%		—%		13.0%		—%
(1) Reported Other gross profit for the three and nine months ended October 29, 2016 includes $0.5 million and $1.2 million, respectively, related to the step-up of the value of Ebuys' inventory. Adjusted Other gross profit for the three and nine months ended October 29, 2016 is 2.3% and 9.0%, respectively, and adjusted Other merchandise margin is 30.2% and 33.8%, respectively.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our "Fiscal 2016 Annual Outlook," are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends; our success in meeting customer expectations; disruption of our distribution and/or fulfillment operations; continuation of agreements and the financial condition of our affiliated business and international partners; fluctuation of our comparable sales and quarterly financial performance; risks related to our information systems and data; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our DSW Rewards program and marketing to drive traffic, sales and customer loyalty; uncertain general economic conditions; our reliance on foreign sources for merchandise and risks inherent to international trade; risks related to our handling of sensitive and confidential data; risks related to leases of our properties; risks related to prior and current acquisitions; foreign currency exchange risk; and risks related to our cash and investments. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 29, 2016	January 30, 2016	October 31, 2015
Assets
Cash and equivalents	$60,962	$32,495	$90,019
Short-term investments	78,512	226,027	—
Accounts receivable, net	21,363	15,464	18,264
Inventories	562,701	484,236	521,243
Prepaid expenses and other current assets	24,579	37,446	22,209
Total current assets	748,117	795,668	651,735

Property and equipment, net	381,218	374,241	364,253
Long-term investments	76,126	71,953	306,483
Goodwill	77,208	25,899	25,899
Deferred income taxes	21,103	21,815	34,031
Investment in Town Shoes	17,996	21,188	21,229
Note receivable from Town Shoes	50,579	44,170	45,930
Intangible assets	38,243	46	46
Other assets	21,325	14,129	8,422
Total assets	$1,431,915	$1,369,109	$1,458,028

Liabilities and shareholders' equity
Accounts payable	$161,262	$215,626	$169,166
Accrued expenses	143,653	107,800	117,895
Total current liabilities	304,915	323,426	287,061

Non-current and contingent liabilities	203,577	140,759	142,834
Total shareholders' equity	923,423	904,924	1,028,133
Total liabilities and shareholders' equity	$1,431,915	$1,369,109	$1,458,028

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net sales	$696,616	$665,520	$2,036,827	$1,948,212
Cost of sales	(484,836)	(466,554)	(1,433,829)	(1,344,886)
Gross profit	211,780	198,966	602,998	603,326
Operating expenses	(147,412)	(135,637)	(446,696)	(406,844)
Change in fair value of contingent consideration	(1,469)	—	(5,080)	—
Operating profit	62,899	63,329	151,222	196,482
Interest income, net	482	952	1,626	2,624
Non-operating income (expense)	80	(107)	344	3,198
Income before income taxes and income (loss) from Town Shoes	63,461	64,174	153,192	202,304
Income tax provision	(25,626)	(25,575)	(60,420)	(77,157)
Income (loss) from Town Shoes	1,128	696	1,237	(876)
Net income	$38,963	$39,295	$94,009	$124,271

Diluted shares used in per share calculations	82,537	88,369	82,643	89,229

Earnings per share	$0.47	$0.44	$1.14	$1.39

DSW INC.
RECONCILIATION OF ADJUSTED RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended October 29, 2016				Thirty-nine weeks ended October 29, 2016
	Pre-tax	Tax effected - net income		Diluted earnings per share	Pre-tax	Tax effected - net income		Diluted earnings per share
Reported net income		$38,963		$0.47		$94,009		$1.14

Adjustments:
Inventory step-up	$532	332	(1)	0.00	$1,225	764	(1)	0.01
Transaction costs	4	2	(2)	0.00	2,288	1,416	(2)	0.02
Amortization of intangible assets	1,072	709	(1)	0.01	2,902	1,810	(1)	0.02
Restructuring fees	1,349	833	(4)	0.01	4,075	2,522	(4)	0.03
Change in fair value of contingent consideration	1,469	883	(3)	0.01	5,080	3,054	(3)	0.04
Adjusted net income		$41,722		$0.51		$103,575		$1.26
Note: Quarter-to-date diluted EPS does not foot to total due to immaterial rounding.

(1) The amounts include purchase accounting adjustments related to the step-up of the value of Ebuys' inventory (which is recorded in gross profit) and $41.1 million for other intangible assets, which includes non-compete agreements, business relationships, and tradenames (for which amortization is recorded within operating expenses).

(2) Relates to costs associated with the acquisition of Ebuys, which are recorded within operating expenses.

(3) The Company agreed to pay additional amounts to Ebuys contingent upon achievement of certain negotiated goals. The Company has recognized a liability for these contingent obligations based on their estimated fair value at the date of acquisition with any differences between the acquisition-date fair value and the ultimate settlement of the obligations being recognized as an adjustment to income from operations.

(4) Relates to the Company's expense management initiative in 2016, which are recorded within operating expenses.

Non-GAAP Measures

In addition to earnings per share and net income determined in accordance with generally accepted accounting principles ("GAAP"), for purposes of evaluating operating performance, the Company uses adjusted measurements, which adjust for the effects of acquisition accounting adjustments and costs incurred in connection with the Ebuys acquisition, as well as restructuring costs related to the Company's expense management initiative. The unaudited reconciliation of adjusted results should not be construed as an alternative to the reported results determined in accordance with GAAP. These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with the Company’s GAAP statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the Company’s business and operations.

SOURCE DSW Inc.
For further information: Christina Cheng, 1-855-893-5691, investorrelations@dswinc.com